Exhibit 10.45
CONSULTING AGREEMENT
     AGREEMENT made this 30th day of December, 2008 (the “Agreement”) among Colonial Properties Trust and Colonial Property Services, Inc. (collectively, “Colonial” or the “Company”) and Weston M. Andress (the “Consultant”). (Collectively referred to herein as the “Parties.”)
     WHEREAS, Colonial, on behalf of itself and its subsidiaries, desires to engage the services of the Consultant to provide certain consulting work; and
     WHEREAS, the Consultant desires to perform said services for Colonial.
     NOW, THEREFORE, in consideration of the mutual promises contained in this agreement, the Parties agree as follows:
     1. Performance of Duties. The duties and obligations described herein shall be for a period commencing on January 1, 2009 and ending on December 31, 2009.
     2. Consulting Services. Consultant agrees (i) to assist the Company in connection with the negotiation and/or closing of one or more loan facilities between the Company and The Federal National Mortgage Association and/or The Federal Home Loan Mortgage Corporation, or a combination of the two, in an aggregate amount of at least $350 million (the “Loan Facility Services”), (ii) to perform such assignments as may reasonably be assigned by the chief executive officer of the Company (the “CEO”) from time to time in writing (the “Other Specified Services”) and (iii) to provide such advice and assistance with respect to the transition of Consultant’s former duties and responsibilities as may be reasonably requested by the CEO (the “Transition Services”, and, together with the Loan Facility Services, and the Other Specified Services, the “Services”), and the Consultant shall determine the time, methods and manner by which the Services are rendered by him, provided that such methods are lawful and professional, and the timing and manner of the Services are consistent with the business needs and objectives of the Company.
     3. Business Hours. Consultant agrees to make himself reasonably available for performance of the Services and shall devote such amount of time to the Services reasonably necessary and sufficient to complete them which will not exceed 20 hours in any week. During the term of this Agreement, Consultant shall be free to undertake or engage in any consulting, employment or other work, provided it does not interfere with his ability to comply with his obligations under this Agreement or constitute a violation of paragraph 15 of the Severance Agreement and Release between the Company and Consultant dated as of the date hereof.
     4. Compensation. In exchange for the Loan Facility Services, Colonial shall pay the Consultant aggregate compensation of $400,000, payable in twelve consecutive monthly payments of $33,333.33 beginning on January 31, 2009 (the “Loan Facility Services Compensation”). Payment of the Loan Facility Services Compensation will not be conditioned upon or impacted by the timing of the closing of the loan facility(ies), by any decision by Colonial to discontinue or abandon such efforts or by the failure of Colonial to obtain such loans for any reason. In addition, if Consultant successfully completes the Other Specified Services prior to the termination of this Agreement, Colonial shall pay the Consultant a lump sum of $100,000, with such amount payable as soon as administratively possible thereafter.
     5. Consultant. It is agreed that the Consultant is a consultant and not an employee, partner, joint venturer, or agent of Colonial. The Consultant shall be an independent contractor, and the Consultant shall have no authority to bind or commit Colonial in any manner whatsoever. Colonial shall not be responsible for the acts of the Consultant while the Consultant is performing services under this Agreement. The Consultant is solely responsible for federal and state tax withholding, social security taxes withholding, workers’ compensation benefits and fringe benefits for the Consultant. The Consultant is responsible for abiding by all Colonial policies such as: Equal Employment Opportunity Policy, Harassment Policy, Substance Abuse Policy, Code of Ethics/Conduct Policy, and Violence Policy. Any material and uncured violation of said policies will result in immediate termination of this Agreement.
     6. Indemnity. The Company shall indemnify and hold harmless Consultant for all actions undertaken by him in good faith pursuant to and during the term of this Agreement to the same extent as provided by the Company to officers and trustees pursuant to the Company’s by-laws; provided, however, that the Consultant shall assume responsibility for and shall indemnify and hold Colonial harmless and defend Colonial from all losses, expenses, attorney fees, damages, claims and judgments arising out of or resulting from non-payment and/or late payment by the Consultant of federal or state income taxes owed by Consultant with respect to the amounts received by him pursuant to Paragraph 4 hereof.
     7. Support Services. In addition to the payments provided in Paragraph 4, Colonial further shall provide the Consultant with the following, at Colonial’s expense, in connection with the performance of the Services:
(a) Access to Colonial’s email and computer systems, reports and “blackberry” technology through the term of this Agreement;

(b) Office space, the services of an administrative assistant and conference room space made available in Charlotte, N.C., as needed;
(c) Access to copy, fax and print services as needed to complete the Services;
(d) Reimbursement for reasonable travel expenses related to the performance of the Services for Colonial and in accordance with Colonial’s travel and reimbursement policy;
(e) A mobile telephone through the term of this Agreement; and
(f) With respect to all other expenses reasonably related to the performance of the Services, the Consultant shall be entitled to reimbursement only upon the prior approval of Colonial.
     8. Scope of Services. The parties agree that no services outside the scope of the Services described herein shall be performed by the Consultant without the prior written agreement of the Consultant.
     9. Termination. Each party has the right to terminate this Agreement prior to the expiration of the above-described term, upon 48 hours’ prior written notice to the other party; provided, however, that, in the event this Agreement is terminated by the Company other than for “cause”, promptly following such termination, the Company shall pay the balance of the Loan Facility Services Compensation in a lump sum. For purposes of this Agreement, “cause” shall mean (a) the Consultant’s failure to substantially and willfully attempt in good faith to perform the requested services after (i) notice to Consultant of the basis for the determination that he has substantially and willfully failed to attempt in good faith to perform the requested services and (ii) a two week opportunity to cure period, (b) Consultant’s gross negligence or willful misconduct in connection with the performance of his duties under this Agreement, or (c) Consultant’s conviction of a criminal offense (other than minor traffic violations) in connection with the performance of his duties hereunder. In any event, this Agreement will terminate on December 31, 2009.
     10. Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of Alabama.
     11. Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns.
     12. Validity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.
     13. Entire Agreement. This Agreement constitutes the sole and only agreement of the Parties and supersedes any prior understandings or written or oral agreements between the Parties respecting its subject matter. Signatures of both Parties below indicate the Parties’ agreement of the scope of work to be provided and the terms surrounding the work.
[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written, Colonial acting through its duly authorized officer.

COLONIAL PROPERTIES TRUST

/s/ Weston M. Andress	By:	/s/ John P. Rigrish

Weston M. Andress		John P Rigrish,
Chief Administrative Officer &
Corporate Secretary

COLONIAL PROPERTY SERVICES, INC.

By:	/s/ John P. Rigrish John P. Rigrish
Chief Administrative Officer & Corporate Secretary

6